EXHIBIT 23.10


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 17, 2000, except for Note 9 as to which the date is February 9, 2000, with respect to the financial statements of uBid, Inc. for the years ended December 31, 1999 and 1998 and for the period from April 1, 1997 (inception) to December 31, 1997 included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-32158) of CMGI, Inc. filed on March 27, 2000 for the registration of 3,549,979 shares of CMGI common stock.


                                                        /s/ Ernst & Young LLP

Chicago, Illinois
August 18, 2000